Execution Version

INVESTMENT ADVISORY AGREEMENT FOR SUBADVISER

AGREEMENT made as of the 29 day of April, 2019 by and among Global Atlantic Investment Advisors, LLC, an Indiana limited liability company (the “Investment Adviser”), Forethought Variable Insurance Trust, a Delaware statutory trust (the “Trust”), on behalf of its series, listed in Schedule A (the “Funds”), and BlackRock Investment Management, LLC (the “Sub-adviser”), a Delaware limited liability company.

WHEREAS, the Trust is an open-end, management investment company, registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and each Fund is a series of the Trust;

WHEREAS, the Investment Adviser and the Sub-adviser are investment advisers registered with the Securities and Exchange Commission (“SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, pursuant to the provisions of the Investment Advisory Agreement dated January 2, 2014, as amended through August 16, 2016 between the Investment Adviser and the Trust, on behalf of the Funds, the Investment Adviser may delegate any or all of its portfolio management responsibilities under that agreement to one or more subadvisers;

WHEREAS, the Investment Adviser has selected the Sub-adviser to act as a sub-investment adviser of each of the Funds and to provide certain other services, as more fully set forth below, and the Sub-adviser is willing to act as such sub-investment adviser and to perform such services under the terms and conditions hereinafter set forth;

WHEREAS, it is intended that the Subadviser will make purchase or sale decisions for the Funds, with those decisions executed as appropriate by the Adviser.

NOW, THEREFORE, the Investment Adviser, the Trust and the Sub-adviser agree as follows:

1.                                      Investment Advisory and Management Services.  The Investment Adviser hereby appoints the Sub-adviser to serve as a subadviser to the Funds or, where the Funds have multiple subadvisers (as determined by the Investment Adviser from time to time), a discrete portion of the Funds, and the Sub-adviser hereby accepts such appointment.  References to “Funds” herein include a discrete portion of the Funds, as applicable.  Subject to the supervision of the Investment Adviser, Sub-adviser will regularly provide the Funds with investment advice and investment management services concerning the investments of the Funds.  The Sub-adviser will determine what securities or instruments shall be purchased, held or sold by the Funds and what portion of each Fund’s assets shall be held uninvested in cash and cash equivalents, subject always to the provisions of the Trust’s Declaration of Trust and By-laws and the 1940 Act, and to the investment objectives, policies and restrictions applicable to the Funds (including, without limitation, Sections 817(h) and 851(b)(3) of the Internal Revenue Code of 1986, as amended based solely on information provided by the fund’s administrator, custodian or other service providers and based on the Sub-adviser’s reasonable interpretation of such requirements) (the “Code”), as each of the same shall be from time to time in effect or set forth in the Funds’ Prospectus and Statement of Additional Information, as well as any other investment guidelines or policies the Trust’s Board of Trustees  (the “Board” or “Trustees”) or the Investment Adviser may from time to time establish and deliver in writing to the Sub-adviser prior to the effective date thereof.  The Investment Adviser acknowledges that the Sub-adviser is not the tax agent for the Funds. The Sub-adviser may, as permitted by rule, regulation or position of the staff of the Securities and Exchange Commission, utilize the personnel of its affiliates including foreign affiliates, in providing services under this Agreement, provided that Sub-Adviser remains solely responsible for the provision of services under this Agreement.

The Sub-adviser will exercise full discretion with respect to the investment and reinvestment of the assets of the Funds, subject to the preceding paragraph; provided that the Investment Adviser and Sub-adviser agree that the Investment Adviser shall be responsible for all trading and investment execution activities on behalf of the discrete portion of the Funds for which the Sub-adviser serves as subadviser and that the Sub-adviser shall have no responsibilities with respect to trading or investment execution with respect to the Funds.

The Sub-adviser will also make its officers and employees available to meet with the officers of the Investment Adviser and the Trust’s officers and Trustees at least quarterly on due notice to review the investments and investment program of the Funds in the light of current and prospective economic and market conditions.

In addition, the Sub-adviser will provide a quarterly certification, in the form provided by the Investment Adviser from time to time, that the Sub-adviser has managed the Funds in accordance with the provisions of this Agreement.  The Sub-adviser acknowledges and agrees that the Investment Adviser may, in its discretion, provide such quarterly compliance certifications to the Board. The Sub-adviser shall also, upon the reasonable request of the Investment Adviser, provide the officers of the Funds with supporting certifications in connection with such certifications of the Funds’ financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act.

The Sub-adviser will cooperate with and provide reasonable assistance to the Investment Adviser, the Funds’ custodian and foreign custodians, transfer agent and all other agents and representatives of the Trust and the Investment Adviser, will endeavor to keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Trust, on behalf of the Funds, and the Investment Adviser, provide responses as soon as reasonably practicable to reasonable requests made by such persons and maintain any appropriate interaction with each to promote the exchange of information.

The Sub-adviser shall not be responsible for (i) voting any proxies or taking any action with respect to corporate action elections for proxies and corporate actions with respect to securities held by the Funds or (ii) for filing proofs of claim or otherwise participating in class action lawsuits with respect to securities held by the Funds, each of which shall be the responsibility of the Investment Adviser.

In the event the Investment Adviser or custodian engages in securities lending activities on behalf of a Fund, the Sub-adviser will not be a party to or aware of such lending activities.  It is understood that Sub-adviser shall not be responsible for settlement delay or failure, corporate action failure or any related costs or loss due to such lending activities.

The Sub-adviser shall maintain all books and records required by Rule 31a-1 under the 1940 Act relating to its responsibilities provided hereunder with respect to the Funds, and shall preserve such records for the periods and in a manner prescribed by Rule 31a-2 under the 1940 Act.  The Sub-adviser shall permit the Investment Adviser, the Funds’ officers and its independent public accountants to inspect and audit such records at reasonable times during normal business hours upon due notice.

If any occasion should arise in which the Sub-adviser gives any advice to its clients concerning the shares of the Funds, the Sub-adviser will act solely as investment counsel for such clients and not in any way on behalf of the Funds.  The Sub-adviser’s services to the Funds pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that the Sub-adviser may render investment advice, management and other services to others.

The Sub-adviser is prohibited from consulting with any other subadviser to the Funds or any other subadviser to any other series of the Trust concerning the Funds’ transactions in securities or other assets, except for the purpose of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act.

2.                                      Expenses.  The Sub-adviser will bear its own costs of providing services hereunder.  The Sub-adviser will not be responsible for expenses of the Investment Adviser or the Funds, including, but not limited to, the following: the Funds’ legal, auditing and accounting expenses; expenses of maintenance of the Funds’ books and records other than those required to be maintained by the Sub-adviser, including computation of the Funds’ daily net asset value per share and dividends; interest, taxes, governmental fees and membership dues incurred by the Funds; fees of the Funds’ custodian, transfer agent, registrar or other agents; expenses of preparing the Funds’ share certificates; expenses relating to the redemption or repurchase of the Funds’ shares; expenses of registering and qualifying Funds shares for sale under applicable federal and state laws; expenses of preparing, setting in print, printing and distributing prospectuses, reports, notices and dividends to the Funds’ investors; cost of Funds’ stationery; costs of Trustee, shareholder and other meetings of the Trust or Funds; traveling expenses of officers, trustees and employees of the Trust or Funds; fees of the Trust’s trustees and salaries of any officers or employees of the Trust or Funds; and each Fund’s pro rata portion of premiums on any fidelity bond and other insurance covering the Trust or Funds and their officers and trustees.

3.                                      Compensation of Sub-adviser.  As compensation for all investment advisory and management services to be rendered hereunder, the Investment Adviser will pay the Sub-adviser an annual fee, computed daily and paid quarterly in arrears, which varies in accordance with the net asset value of the Funds.  The annual subadvisory fee, listed in Schedule B, is expressed as a percent of the average daily net assets of the Funds.

For any period less than a full fiscal quarter during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full fiscal quarter.  The Sub-adviser’s fee shall be payable solely by the Investment Adviser.  The Funds shall have no responsibility for such fee.

For purposes hereof, the value of net assets of the Funds shall be computed in the manner specified in the Funds’ Prospectus and Statement of Additional Information for the computation of the value of the net assets of the Funds in connection with the determination of net asset value of its shares.  On any day that the net asset value determination is suspended as specified in the Funds’ Prospectus, the net asset value for purposes of calculating the subadvisory fee shall be calculated as of the date last determined.

4.                                      Obligations of the Investment Adviser.

a.                                      The Investment Adviser shall provide (or cause the Trust’s custodian to provide) timely information to the Sub-adviser regarding such matters as the composition of assets in the Funds, cash requirements and cash available for investment in the Funds, and all other information as may be reasonably necessary for the Sub-adviser to perform its responsibilities hereunder.

b.                                      The Investment Adviser has furnished the Sub-adviser in advance of the date of this Agreement a copy of the prospectus and statement of additional information of the Funds and agrees during the continuance of this Agreement to furnish the Sub-adviser copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective.  The Investment Adviser agrees to furnish the Sub-adviser with copies of any financial statements or reports made by the Funds to its shareholders, and any further materials or information which the Sub-adviser may reasonably request to enable it to perform its functions under this Agreement.

5.                                      Brokerage Transactions.  The Sub-adviser will have full discretionary authority with respect to selecting the investments of the Funds; provided that the Investment Adviser shall be responsible for placing all orders for the purchase and sale of securities for the account of the Funds with such brokers, dealers or futures commission merchants as it may select.

For greater clarity, in connection with purchases or sales of portfolio securities for the account of the Funds, neither the Sub-adviser nor any of its affiliated persons, will act as a principal or agent or receive directly or indirectly any compensation in connection with the purchase or sale of investment securities by the Funds, except as permitted by applicable law.

6.                                      Standard of Care and Liability of Sub-adviser.  The Sub-adviser will not be liable for any loss sustained by reason of the adoption of any investment, including the purchase, sale, or retention of any security by the Sub-adviser, whether or not such purchase, sale or retention shall have been based upon its own investigation and research or upon investigation and research made by any other individual, firm or corporation, if such recommendation shall have been made and/or such other individual, firm, or corporation shall have been selected, in good faith; but nothing herein contained will be construed to protect the Sub-adviser against any liability to the Investment Adviser, and the Sub-adviser shall indemnify the Investment Adviser, against all loss, damage, judgments, fines, amounts paid in settlement and attorneys’ fees incurred by the Investment Adviser by reason of the Sub-adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement. The Sub-adviser shall not be held responsible or liable for any services performed (or failure to provide services) by any other sub-adviser providing services to the Investment Adviser and/or the Funds.

The Investment Adviser shall indemnify and hold harmless the Sub-adviser and its affiliated persons (the “Sub-adviser Indemnified Parties”)  to the fullest extent permitted by law against any and all loss, damage, judgments, fines, amounts paid in settlement and attorneys’ fees incurred by the Sub-adviser Indemnified Parties to the extent resulting, in whole or in part, from (i) any untrue statement of a material fact (or any omission of a material fact required to be stated necessary to make such disclosure not misleading) contained in each Fund’s registration statement or other Fund disclosure documents (including marketing collateral), which statement was not provided in writing by Sub-adviser expressly for inclusion in such documents, or (ii) except to the extent of the Sub-adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement.

Neither the Investment Adviser nor the Sub-adviser shall be obligated to make any indemnification payment in respect of any settlement as to which it has not been notified and consented, such consent not to be unreasonably withheld.

This Section 6 shall survive the termination of this Agreement.

7.                                      Term and Termination.  This Agreement shall remain in force initially for two (2) years from the date of execution and from year to year thereafter through December 31 of each calendar year, but only so long as such continuance, and the continuance of the Investment Adviser as investment adviser of the Funds and Sub-adviser as sub-adviser of the Funds, is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of the Sub-adviser or the Investment Adviser of the Funds, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Board of Trustees or of a majority of the outstanding voting securities of the Funds.  The aforesaid requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.  This Agreement may, upon 60 days’ written notice to the Sub-adviser, be terminated at any time without the payment of any penalty, (a) by the Funds, by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Funds, or (b) by the Investment Adviser.  This Agreement may, upon 60 days written notice to the Trust and the Investment Adviser, be terminated at any time, without payment of any penalty, by the Sub-adviser.  This Agreement shall automatically terminate in the event of its assignment or in the event that the Investment Adviser’s investment advisory agreement with the Funds is terminated.

8.                                      Interpretation of Terms; Captions.  In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the 1940 Act (including specifically the definitions of “interested person,” “affiliated person,” “assignment,” “control” and “vote of a majority of the outstanding voting securities”), shall be applied, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.  Captions used herein are for reference only and shall not limit or otherwise affect the meaning of any provision of this Agreement.

9.                                      Registration Statement Information Concerning Sub-adviser.  The Sub-adviser agrees to review each Fund’s Prospectus and Statement of Additional Information at the request of the Investment Adviser in connection with the Trust’s annual update to its Registration Statement on Form N-1A, or at such other times the Investment Adviser may reasonably request to ensure that the description of the Sub-adviser and the investment policies and strategies followed by the Sub-adviser in managing the Funds are accurate in all material respects.

10.                               Other Representations and Agreements.

(i)                                  Each of the parties hereto represents that the Agreement has been duly authorized, executed and delivered by all required corporate action.

(ii)                                Each of the Sub-adviser and the Investment Adviser represents and warrants that it is an investment adviser duly registered with the Securities and Exchange Commission under the Advisers

Act and a duly registered investment adviser in all jurisdictions in which it is required to be so registered, and will continue to be so registered for so long as this Agreement remains in effect.

(iii)                             The Sub-adviser represents that it has adopted and implemented and shall maintain written policies and procedures with respect to its services pursuant to this Agreement that are reasonably designed to prevent violation of the Federal Securities Laws (as defined in Rule 38a-1 under the 1940 Act) and the Advisers Act and the rules thereunder as required by Rule 206(4)-7 under the Advisers Act.

(iv)                              The Sub-adviser represents that it has adopted a written code of ethics that complies with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, which it has provided to the Trust.  The Sub-adviser represents that it has policies and procedures regarding the detection and prevention and the misuse of material, nonpublic information, whether concerning the Funds or otherwise, by the Sub-adviser and its employees.

(v)                                 The Sub-adviser agrees to maintain for the term of this Agreement a blanket bond and professional liability (error and omissions) insurance in an amount reasonably acceptable to the Investment Adviser and the Board.

(vi)                              The Sub-adviser agrees to notify as soon as reasonably practicable the Investment Adviser and the Trust in writing (subject to applicable law, attorney-client privilege and confidentiality restrictions, solely as it relates to the services provided hereunder with respect to the Fund) of the occurrence of any event which would have a material impact on the performance of its duties under this Agreement, including but not limited to: (a) the occurrence of any event that would disqualify the Sub-adviser from serving as an investment adviser pursuant to Section 9 of the 1940 Act; (b) any material change to the Sub-adviser’s business activities that would have a material impact on the performance of its duties under this Agreement; (c) any event that would constitute a change of control of the Sub-adviser; (d)  any change in the portfolio manager or portfolio management team; (f) the existence of any pending audit, investigation, examination, complaint or other inquiry (other than routine audits or regulatory examinations or inspections) relating to the Sub-adviser’s services to the Funds; and (g) any material violation of the Sub-adviser’s code of ethics.

(viii)                        Each of the parties to this Agreement agrees to cooperate with each other party to the extent permitted by applicable laws, regulations or orders in connection with any investigation or inquiry relating to this Agreement or the Trust.

11.                               Confidentiality.  The Investment Adviser and Sub-adviser shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the disclosing party has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or otherwise required by law, in which case the disclosing party will inform the non-disclosing party of such request and/or requirement as soon as practicable.

12.                               Use of Name.   Neither the Funds nor the Investment Adviser may use the Sub-adviser’s name in advertising, promotional or other material related to the Funds without prior review and written approval by the Sub-adviser, which approval may not be unreasonably withheld. Upon termination of this Agreement, the Fund and the Investment Adviser shall forthwith cease to use such names.

13.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of New York, except to the extent in conflict with U.S. federal law, in which event U.S. federal law will control.

14.                               Entire Agreement; Amendments.  This Agreement states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof.  It may not be added to or changed orally, and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act or pursuant to applicable orders or interpretations of the Securities and Exchange Commission.

15.                               Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

16.                               Independent Contractor.   In the performance of the Sub-adviser’s duties hereunder, the Sub-adviser is and shall be an independent contractor and except as otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust, the Funds or the Investment Adviser in any way or otherwise be deemed to be an agent of the Trust, the Funds or the Investment Adviser.

17.                               No Third-Party Beneficiaries.  The sole parties to this Agreement are the Investment Adviser, the Trust and the Sub-adviser and the Investment Adviser and the Trust are the sole beneficiaries of the Sub-adviser’s services hereunder.  The parties to this Agreement do not intend for this Agreement to benefit any third party, including without limitation a record owner or beneficial owner of the shares of the Trust and/or a Fund, that is not expressly identified as a party to this Agreement.  The terms of this Agreement may be enforced solely by a party to this Agreement.

18.                               Notices.  Any notice under this Agreement shall be delivered or mailed to the addresses set forth below, or such other address as any party may specify in writing to the others:

If to the Trust or Funds:

Forethought Variable Insurance Trust

300 North Meridian Street

Indianapolis, IN  46204

Attn: General Counsel

If to the Investment Adviser:

Global Atlantic Investment Advisors, LLC

300 North Meridian Street

Indianapolis, IN 46204

Attn: President

If to the Sub-adviser:

BlackRock Investment Management, LLC

1 University Square Drive

Princeton, NJ 08540

Copy to: Kerrianne Berneck

If delivered, such notices shall be deemed given upon receipt by the other party or parties.  If mailed, such notices shall be deemed given seven (7) days after being mailed.

19.                               Limitation of Liability.  It is understood and expressly stipulated that neither the holders of shares of the Funds nor the Trustees shall be personally liable hereunder.  All persons dealing with the Funds must look solely to the property of the Funds for the enforcement of any claims against the Funds.

20.                               Execution in Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

Forethought Variable Insurance Trust

By:

Its:	President

Global Atlantic Investment Advisors, LLC

By:

Its:	President

BlackRock Investment Management, LLC

By:

Its:

SCHEDULE A

List of Portfolios

Forethought Variable Insurance Trust On Behalf of:

Global Atlantic BlackRock Selects Managed Risk Portfolio(1)

(1)  Formerly Global Atlantic BlackRock Global Allocation Managed Risk Portfolio prior to May 1, 2019